Exhibit 21.1

The table below is a complete list of the Company’s subsidiaries:

Name	Principal Activities	Country
Afya Participações S.A.	Holding company	Brazil
Medcel Editora e Eventos S.A.	Medical education content	Brazil
CBB Web Serviços e Transmissões On Line S.A.	Medical education content	Brazil
IPTAN — Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A.	Education services	Brazil
Instituto de Educação Superior do Vale do Parnaíba S.A.	Education services	Brazil
Centro de Ciências em Saúde de Itajubá S.A.	Education services	Brazil
Instituto de Ensino Superior do Piauí S.A.	Education services	Brazil
FADEP — Faculdade Educacional de Pato Branco Ltda.	Education services	Brazil
RD Administração e Participações Ltda.	Holding company	Brazil
Centro Integrado de Saúde de Teresina Ltda.	Medical services	Brazil
Instituto de Pesquisa e Ensino Médico do Estado de Minas Gerais Ltda.	Education services	Brazil
ITPAC — Instituto Tocantinense Presidente Antônio Carlos S.A.	Education services	Brazil
ITPAC Porto Nacional — Instituto Tocantinense Presidente Antônio Carlos S.A.	Education services	Brazil
UNIVAÇO — União Educacional do Vale do Aço S.A.	Education services	Brazil
Instituto Educacional Santo Agostinho S.A.	Education services	Brazil
Instituto Paraense de Educação e Cultura Ltda. — IPEC	Education services	Brazil
ESMC Educação Superior Ltda.	Education services	Brazil
Sociedade Universitária Redentor S.A.	Education services	Brazil